As filed with the Securities and Exchange Commission on March 5, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                 ATEC GROUP INC.
             (Exact name of registrant as specified in its charter)

         Delaware                       5045                     13-3679659
(State or other jurisdiction     (Primary Standard            (I.R.S. Employer
   of incorporation or        Industrial Classification      Identification No.)
      organization)                 Code Number)

                                 90 Adams Street
                            Hauppauge, New York 11716
                                 (516) 231-2832
                  (Address and Telephone Number of Registrant's
                     Principal Executive Office)(Zip Code)

                                 ATEC GROUP INC.
                         1997 EMPLOYEE STOCK OPTION PLAN
                       (1,200,000 shares of Common Stock)

                            (full title of the plan)

                    Surinder Rametra, Chief Executive Officer
                                 ATEC Group Inc.
                                 90 Adams Street
                            Hauppauge, New York 11716
                                 (516) 231-2832
  (Name, Address & Telephone number, including area code, of agent for service)

                                -----------------

                                   Copies to:

                   Silverman, Collura, Chernis & Balzano, P.C.
                       381 Park Avenue South - Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                 Proposed        Proposed
Title of         Amount          maximum         maximum            Amount of
securities to    to be           offering price  aggregate          registration
be registered    registered(2)   per share (1)   offering price (1) fee
--------------------------------------------------------------------------------
Common Stock(1)  1,200,000       3.9375          4,725,000          $1,431.82
--------------------------------------------------------------------------------

(1) Calculated in accordance with 457(h)(1) using the average of the closing price for the Common Stock as reported on the NASDAQ SmallCap Market System on March 2, 1998.

(2) Adjusted to give effect to the Company's December 1997 one for five reverse stock split.

          PART 1 - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      The documents containing information specified in Part 1 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part 2 of this form taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                 ATEC GROUP INC.

              Cross-Reference Sheet Showing Location in Prospectus
                  of Information Required by Items of Form S-8

Form S-8 Items and Heading                             Location in Prospectus
--------------------------                             ----------------------

1.  Forepart of the Registration Statement
    and Outside Front Cover Page of Prospectus.......  Front cover Page

2.  Inside Front And Outside Back Cover..............  Inside Front cover Page

3.  Summary Information, Risk Factors and Ratio
    of Earnings to Fixed Charges.....................  The Company

4.  Use of Proceeds..................................  Not Applicable

5.  Determination of Offering Price..................  Not Applicable

6.  Dilution.........................................  Not Applicable

7.  Selling Security Holders.........................  Selling Stockholders

8.  Plan of Distribution.............................  Plan of Distribution

9.  Description of Securities to be Registered  .....  Description of Securities

10. Interest of Named Experts and Counsel............  Legal Matters

11. Material Changes.................................  Not Applicable

12. Incorporation of Certain Information by
    Reference........................................  Incorporation of
                                                       Certain Documents by
                                                       Reference
13. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities......................................  Indemnification of
                                                       Directors and Officers

RE-OFFER PROSPECTUS

                                 ATEC GROUP INC.
                                 90 Adams Avenue
                            Hauppauge, New York 11788

                  A Maximum of 1,200,000 Shares of Common Stock

      This Prospectus relates to offers and sales by certain officers, directors and shareholders of ATEC Group Inc., a Delaware corporation (the "Company"), named herein or to be named supplementally, who may be deemed to be "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933, as amended, (the "Securities Act") and certain employees of the Company (the certain officers, directors, shareholders and employees together are hereafter collectively referred to as the "Selling Stockholders"), of shares of the Company's Common Stock, $.01 par value (the "Common Stock"), that have been and/or may be acquired by such persons upon exercise of stock options granted to them or purchased by them pursuant to the Company's 1997 Employee Stock Option Plan (the "Plan"). The shares that have been and/or may be so acquired by such persons pursuant to the Plan who are employees of the Company who are not affiliates are herein referred to as the "Option Shares" and the shares acquired by officers, directors and/or shareholder of the Company who are affiliates are herein referred to as the "Restricted Shares". All references to shares of the Company's Common Stock in this Prospectus have been adjusted to give effect to the Company's one for five November 1997 reverse stock split.

      The Option Shares and Restricted Shares may be offered hereby from time to time by any and all of the Selling Stockholders, named herein or to be named supplementally, for their own benefit. The Company will receive no portion of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders.

      All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the NASDAQ SmallCap Market System ("Nasdaq"), or otherwise as described herein, at prices and terms then obtainable (see "Plan of Distribution"). All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders.

      The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

      The Common Stock is listed on Nasdaq under the symbol ATEC. On March 2, 1998, the last reported sale price of the Company's Common Stock on Nasdaq was $3.9375.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March __, 1998.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information......................................................    7

The Company................................................................    8

Risk Factors...............................................................    9

Selling Stockholders.......................................................   14

Transfer Agent and Registrar...............................................   16

Plan of Distribution.......................................................   16

Incorporation of Certain Documents by Reference............................   16

Legal Matters..............................................................   17

Experts....................................................................   17

Indemnification of Directors and Officers..................................   17

      No person is authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

      This Prospectus does not contain all of the information set forth in the Registration Statements of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to the Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to ATEC Group Inc., 90 Adams Avenue, Hauppauge, New York 11788 (516) 231-2832.

                                  THE COMPANY

      ATEC Group, Inc. (the "Company" or "ATEC"), is a leading system integrator and provider of a full line of computer and information technology products and services to business, professionals, government agencies and educational institutions. The Company has experienced rapid growth over the past few years. The Company focuses on core competencies including system design, high speed data transmission, LAN/WAN, video conferencing and Internet/Intranet technology. Some projects currently under review are Year 2000 Modifications and ATM Re-Engineering of Fiber-Optic Backbone Networks.

      ATEC offers a full spectrum of services and support which, it believes is of critical importance in the current market environment to the Company's customers. The integration of networks, multimedia, video conferencing, high volume storage information and communication systems, has, in the Company's opinion, necessitated technical support and continued client relations after the initial purchase. In today's market, ATEC believes that most consumers and business users do not possess the time to investigate and locate the various computer components necessary to establish an integrated computer system. The Company therefore strives to service all of its clients' technology needs in a cost effective manner.

      ATEC's marketing strategy is to educate business clients as to the Company's ability to provide a "one-stop solution" to all computer needs from the initial purchase and installation processes through required service and maintenance and future expansion requirements. The Company's subsidiaries are authorized sales and service dealers for all major manufacturers. The company sells to its customers an extensive selection of computer products at a competitive combination of price and service. The Company offers over 10,000 computer products from over 500 manufactures including IBM, Compaq, Hewlett Packard, Apple, DEC, Hughes Networks, Microsoft, Novell, Oracle, Sybase, Toshiba and many more.

      The Company's corporate headquarters are located at 90 Adams Avenue, Hauppauge, New York 11788. The Company's telephone number is (516) 231-2832.

                                  RISK FACTORS

      The securities offered hereby are speculative and involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Prospective investors must carefully consider, among other things, the following factors in evaluating an investment in the Company's securities.

      1. Microcomputer Industry Conditions. The microcomputer industry has been characterized by intense price cutting among the major hardware and software vendors which could materially adversely affect the Company's future operating results. Given the Company's limited financial resources, its anticipated expenses and the highly competitive environment in which the Company operates, there can be no assurance that the Company's current rate of revenue growth will continue in the future or that the Company's future operations will remain profitable. The Company's future results of operations are dependent upon continued demand for microcomputer products. This industry experienced rapid growth until 1988 and thereafter has grown at a substantially slower rate. Distributors in the microcomputer industry currently face a number of adverse business conditions, including price and gross profit margin pressures and market consolidation. During the past six years all major hardware vendors have instituted extremely aggressive price reductions in response to lower component costs and discount pricing by certain microcomputer manufacturers. The increased price competition among major hardware vendors had resulted in declining gross margins for many microcomputer distributors and may result in a reduction in existing vendor subsidies. Management of the Company believes, however, that these current conditions, which are forcing certain of the Company's direct competitors out of business, may present the Company with opportunities to expand its business. There can be no assurance that the Company will be able to continue to compete effectively in this industry given the intense price reductions and competition currently existing in the microcomputer industry.

      2. Competition. The microcomputer market is highly competitive. The Company is in direct competition with local, regional and national distributors of microcomputer products and related services. Several of these competitors offer most of the same basic products as the Company. In addition, the tri-state Metropolitan New York area, to which the Company markets its products and services, is particularly characterized by highly discounted pricing on microcomputer products from various sources of competition. The Company faces competition from microcomputer vendors that sell their products through direct sales forces and from manufacturers and distributors that emphasize mail order and telemarketing. The Company has an insignificant market share of sales in the microcomputer industry and the service markets which the Company serves. Certain of the Company's competitors on the regional and national level are substantially larger, have more personnel and have materially greater financial and marketing resources than the Company and operate within a larger geographic area than does the Company. Accordingly, there can be no assurance the Company will be able to continue to compete effectively in the marketplace.

      3. Dependence on Suppliers. The Company is an authorized dealer for microcomputers and related products of more than twenty five manufacturers. The Company's authorized dealer agreements with suppliers are typically subject to periodic renewal and to termination on short notice or immediately upon the occurrence of certain events. The dealer agreements also provide for periodic audits by the supplier. A supplier could also terminate an authorized dealer agreement for reasons unrelated to the Company's performance. In addition, the Company competes with other suppliers to obtain products on the most favorable contract terms, which are often available only to companies substantially larger than the Company. The loss of a major supplier or the deterioration of the Company's relationship with those major suppliers whose products are in demand, or a change in current terms of its dealer agreements could have a material adverse effect on the Company's business.

      4. Proposed Expansion. The Company intends to continue to seek to expand its current level of operations through acquisitions. While the Company has grown during the last several years, there can be no assurance that the Company will be able to further expand its operations successfully. Expansion of the Company's operations will depend on, among other things, the continued growth of the microcomputer industry, the Company's ability to withstand intense price competition, its ability to obtain new clients, retain skilled technicians, engineers, sales and other personnel in order to expand its technical and marketing capabilities, secure adequate sources of products which are then in demand on commercially reasonable terms, successfully manage growth (including monitoring an expanded level of operations and controlling costs) and the availability of adequate financing.

      The Company seeks to expand its operations through potential acquisitions. The Company previously reviewed various potential acquisitions and believes there are numerous opportunities presently available. In June 1996, the Company acquired Innovative Business Micros, Inc. ("Innovative"). There can be no assurance that the Company will be able to effect any other acquisitions or that, if the Company is able to effect any acquisitions, it will be able to successfully integrate into its operations any acquired business and expand the Company's operations. Moreover, the Innovative acquisition is a related party transaction which was not negotiated on an arms-length basis. There can be no assurance that the consideration paid by the Company for Innovative would not have been at a more beneficial rate had the Company and Innovative not been affiliated parties. The Company may use authorized but unissued Common Shares to purchase businesses or assets of companies. In the event that the Company makes an acquisition through a leveraged transaction, of which it has no present intention, there can be no assurance that the Company will have sufficient income to satisfy the interest payments. If the Company enters into a leveraged transaction and does not have sufficient income to meet interest payments they would have to be paid from proceeds of this offering.

      5. Technological Change. The microcomputer products market is characterized by rapid technological change and frequent introduction of new products and product enhancements. The Company's ability to compete successfully depends, in large part, on its ability to obtain products when needed and on favorable terms from those suppliers and vendors which are able to adapt to technological changes and advances in the microcomputer industry. The Company has access to state-of-the-art technical databases which provide it with information concerning technological advances from major vendors as soon as it is published. While this allows the Company the flexibility to shift rapidly from one vendor to another, there can be no assurance that the Company's current vendors and suppliers will be able to achieve the technological advances necessary to remain competitive or that the Company will be able to obtain authorizations from new vendors or for new products that gain market acceptance. There can be no assurance that the Company will be able to continue to keep pace with the technological demands of the marketplace to successfully enhance its outsourced support services to be compatible with new microcomputer products.

      6. Dependence on Certain Vendors. The Company does not have any customers which account for more than 5% of its sales revenues. However, for Fiscal 1997, approximately 28% of the Company's purchases were from one vendor, Computerland, Inc. The loss of a major vendor could be expected to have a material adverse effect on the Company's operations during the short-term until the Company was able to generate replacement sources, although there can be no assurance of obtaining such sources.

      7. Possible Need for Additional Financing. Depending upon the Company's then current level of sales, the Company may require additional funds in order to expand its activities. The Company anticipates, based on currently proposed plans and assumptions relating to this operation, that projected cash flow from operations and currently available financing arrangements, will be sufficient to satisfy its contemplated cash requirements for at least the next 12 months. In the event that the Company's plans change or its assumptions change or prove to be inaccurate, or if the projected cash flow proves to be insufficient to fund operations (due to unanticipated expenses, possible acquisitions, technical problems or difficulties or otherwise), the Company may find it necessary or advisable to seek additional funding and/or to reallocate some of the proceeds or to use portions thereof for other purposes. There can be no assurance that additional financing, whether debt or equity, will be available to the Company on commercially reasonable terms, or at all.

      Even if additional financing were available, the Company may not be able to obtain any additional financing, since all of the Company's assets are pledged to secure the outstanding bank indebtedness inventory financing and a credit line, respectively. Any inability to obtain additional financing could have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its planned expansion.

      8. Marketing Capability. Substantially all of the Company's marketing activities are being conducted by its officers, directors and limited number of salespersons. Management will continue to devote a substantial amount of time developing and maintaining continuing personal relationships with the Company's customers. The Company's growth prospects, however, will be largely dependent upon the Company's ability to achieve greater penetration of the Microcomputer industry. Achieving market penetration will require the Company to be able to attract skilled marketing personnel.

      9. Lack of Patents and Proprietary Protection. The Company holds no patents and has no trademarks or copyrights registered in the United States Patent and Trademark Office or in any state. While such protection may become important to the Company, it is not considered essential to the success of its business. The Company relies on the know-how, experience and capabilities of its management personnel. Without trademark and copyright protection, however, the Company has no protection from other parties attempting to offer similar services. The Company has access to state-of-the-art technical databases of various leading vendors, which enables it to learn of technical breakthroughs as soon as they are published; however, the Company has no proprietary right to these databases.

      10. Control by Current Management. The Company's officers and directors currently possess voting rights representing approximately 34% of the Company's outstanding voting securities. Accordingly, the Company's current management is able to exercise substantial control over the Company including influencing the election of the Company's directors, and generally directing the affairs of the Company.

      11. Dependence on Key Personnel. The success of the Company is largely dependent on the personal efforts of Surinder Rametra and Ashok Rametra. Although the Company has entered into employment agreements with Messrs. Rametra and Rametra, the loss of their services could have a material adverse effect on the Company's business and prospects. The Company does not maintain "key man" life insurance on the lives of Messrs. Rametra and Rametra. The success of the Company is also dependent upon its ability to hire and retain additional qualified engineering, technical and marketing personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel in the future.

      12. No Dividends. The Company has not paid any cash dividends on its Common Shares and does not expect to declare or pay any cash or other dividends in the foreseeable future.

      13. Possible Volatility of Common Share Price. The market price for the Company's securities has been and may at times continue to be highly volatile. Factors such as the Company's financial results, introduction of new products in the marketplace, status of compliance with certain regulations governing the sale of its products and various factors affecting the computer industry generally may have a significant impact on the market price of the Company's securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility and market prices for many companies, particularly small and emerging growth companies, the common stock of which trades in the over-the-counter-market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

      14. Future Sales of Common Shares Under Rule 144 or Otherwise. Of the approximately 5,821,462 shares of Common Stock issued and outstanding as of the date of this Prospectus a significant number of such shares are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities

Act"). However, all restricted shares are currently eligible for sale under Rule
144. In general, under Rule 144, a person (or persons whose shares are aggregate) who has satisfied a one-year holding period may sell "restricted securities" within any three-month period limited to a number of shares which does not exceed the greater of one percent of the then outstanding shares or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale (without any quantity limitation) of "restricted securities" by a person who is not an affiliate of the issuer and who has satisfied a two-year holding period. The Company cannot predict the effect that sales made under Rule 144, sales made pursuant to other exemptions under the securities laws or under registration statements may have on any then prevailing market price. Nevertheless, the possibility exists that the sale of any of these shares may have a depressive effect on the price of the Company's securities in any public trading market. See "Shares Eligible for Future Sale" and "Principal Shareholders."

                              SELLING STOCKHOLDERS

      The Prospectus covers Option Shares and Restricted Shares that have been or may be acquired upon exercise of options held by the Selling Stockholders, named herein or to be supplementally named, as of January 13, 1998.

      The following table sets forth the name of each Selling Stockholder, the nature of his or her position, office, or other material relationship with the Company, the number of shares (as adjusted to give effect to the Company's 1997 one for five reverse stock split) of Common Stock beneficially owned by each Selling Stockholder prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be beneficially owned by such Selling Stockholder after the offering. Non-affiliate Selling Stockholders who hold less than 1,000 shares of Common Stock issued under the Plans and not named below may use this Prospectus for reoffers and resales of such Common Stock.

                                                                                          Shares owned
                                                                                         After Offering
                                                                                         --------------
                                    Shares Owned              Number of Shares                 Percentage of
Name                                Prior to Offering(1)      Offered Herein(2)     Number     Outstanding Shares(3)
----                                --------------------      -----------------     ------     ---------------------

Balwinder Singh Bathla, Pres.             524,904                  124,000          400,904             6.9%
Arvinder Gulati                           205,861                   28,000          177,861             3.1%
Patrick Hagerty                           126,952                   18,000          108,952             1.9%
Kenneth Bohacs                              7,767                    4,000            3,767             **
Pritam Singh Arora                         18,255                    2,300           14,255             **
Ranbir Singh                                  506                      400              106             **
Paramjit Singh                             41,088                    1,000           40,088             **
Somkiran Singh Sodhi                       14,295                    1,750           13,895             **
Jagjit Singh                                  400                      400                0
Angela Abrahams                               712                      500              212             **
Avnit Nanda                                 1,322                      600              722             **
Arya Ranasinge                              1,266                      800              466             **
Avtar Singh Chera                             400                      400                0
Greg Deshields                                542                      500               42             **
Indu Singh                                    200                      200                0
Ranjit Paniker                              3,547                    1,800            1,747             **
Prashath Vemuganti                          3,088                    1,500            1,588             **
Vijay Gupta                                   692                      650               42             **
Zeyad Shahidy                                 400                      400                0
Kuljit Singh Ahlauwalia                       200                      200                0
Nurpinder Bathla                            4,686                    2,560            2,162             **
Laurence Beaudoin                             549                      549                0
Steve Bolton                                  549                      549                0
Scott Brown                                   549                      549                0
Michael Chase                                 274                      274                0
Wendy Gavert                                  549                      549                0
Hira L. Gupta                                 823                      823                0
Jaswant Mehta                                 549                      549                0
Sumeet Murarka                                713                      713                0
Pamela Murarka                                329                      329                0
Avtar S. Chera                                278                      278                0

                                                                                          Shares owned
                                                                                         After Offering
                                                                                         --------------
                                    Shares Owned              Number of Shares                 Percentage of
Name                                Prior to Offering(1)      Offered Herein(2)     Number     Outstanding Shares(3)
----                                --------------------      -----------------     ------     ---------------------

Avnit Nanda                                 1,139                     417               722              **
Jagjit Singh                                  417                     417                 0
Ranbir Singh                                  523                     417               106              **
Indu Singh                                    208                     208                 0
Satinder S. Talwar                          1,390                   1,390                 0
Pritam S. Arora                            16,339                   2,084            14,255              **
Shoba Lakshmanan                            2,995                   2,084               911              **
Prashanth Vemuganti                         2,978                   1,390             1,588              **
Somkiran S. Sodhi                          15,007                   1,112            13,895              **
Ranjit Paniker                              2,720                     973             1,747              **
Vijay Gupta                                 1,015                     973                42              **
Nurpinder Bathla                           40,556                     556            40,000              **
Arya Ranasinge                                952                     486               466              **
Greg Deshields                                459                     417                42              **
Alan Kaufman                                  278                     278                 0
Henry Cipriani                                278                     278                 0
Ken Bohacs                                  4,767                   1,000             3,767              **
Brent Sanders                               1,000                   1,000                 0
Ramesh Mahajan                                300                     300                 0
Alan Prefer                                 3,139                   3,139                 0
Sam Ruggeri                                 5,068                   1,868             3,200              **
Traci Gillow                                1,654                   1,554               100              **
Rahul Rametra                              25,339                   1,001            24,338              **
Rhonda Garelli                                279                     239                40              **
Fred Wenze                                    583                     523                60              **
Annie Ciavolella                            1,620                   1,420               200              **
Surjit Bhullar                              1,057                     957               100              **
Arlene Sander                                 264                     224                40              **
Bir Singh                                     369                     329                40              **
Gale Donofrio                                 404                     344                60              **
Loiuse Geary                                  907                     807               100              **
Vijay Rametra                              88,243                   2,391            85,852              1.5%
Surinder Rametra, Chairman                436,989                  10,000           426,989              7.3%
Ashok Rametra, Vice President             290,076                  10,000           280,076              4.8%
James Charles                              20,000                  10,000            10,000              **
Seema Wasil                                96,129                  10,000            86,129              1.5%
Rajnish Rametra                           138,457                  26,000           112,457              1.9%

----------------------
** less than 1%

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock when such person has the right to acquire within 60 days of the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.

(2)   Issued pursuant to the 1997 Plan.

(3)   Based on a total of 5,821,462 sharse of Common Stock outstanding.

                          TRANSFER AGENT AND REGISTRAR

      The Transfer Agent and Registrar for the Common Stock of the Company is North American Transfer Co., 147 W. Merrick Road, Freeport, New York 11520.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders may sell shares of Common Stock in any of the following ways (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers in private transactions. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) on Nasdaq in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with rules of such exchanges, (B) in the over-the-counter market, or (C) in private transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. The Selling Stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from Selling Stockholders and/or commissions from purchasers of shares of Common Stock for whom they may act as agent. The Selling Stockholders and any broker-dealers or agents that participate in the distribution of shares of Common Stock by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K/A1 for its fiscal year ended June 30, 1997;

      (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997;

      (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, Registration No. 333-2070 and on Form SB-2, Registration No. 33-54356;

      (d) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act since the Company's fiscal year ended June 30, 1997.

      All documents filed by the Company with the Commission pursuant to sections 13, 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of securities made by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 LEGAL MATTERS

      The legality of the shares offered hereby has been passed upon for the Company by Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                    EXPERTS

      The Company's consolidated financial statements incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of Weinick, Sanders Leventhal & Company, LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General  Corporation  Law of the State of Delaware  and
Article 7 of the Company's Articles of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Articles of Incorporation require the Company to indemnify such persons to the full extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

      The Company's Articles of Incorporation also provided that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company has acquired directors' and officers' liability insurance.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expense incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                                    PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed with the Securities and Exchange Commission (the "Commission") by ATEC Group, Inc., a Delaware corporation (the "Company") are incorporated as to their respective dates in this Registration Statement by reference:

      (a) The Company's Annual Report on Form 10-K/A1 for its fiscal year ended June 30, 1997;

      (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997.

      (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, Registration No. 333-2070 and on Form SB-2, Registration No. 33-54356.

      (d) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the Company's fiscal year ended June 30, 1997.

      All documents filed by the Company with the Commission pursuant to sections 13, 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of securities made by this Registration Statement shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

      The legality of the shares offered hereby has been passed upon for the Company by Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, New York, New York 10016.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General  Corporation  Law of the State of Delaware  and
Article 7 of the Company's Articles of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Articles of Incorporation require the Company to indemnify such persons to the full extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

      The Company's Articles of Incorporation also provided that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company has acquired directors' and officers' liability insurance.

      Insofar as indemnification for liabilities arising under the Securities Act, as amended (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expense incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8 EXHIBITS

      4.1   1997 Employee Stock Option Plan

      5.1   Opinion of Silverman, Collura, Chernis & Balzano, P.C.

      23.1 Consent of Silverman, Collura, Chernis & Balzano, P.C. to be named in the Registration Statement. Reference is made to Exhibit 5.1 to this Registration Statement which includes such consent.

      23.2  Consent of Weinick Sanders Leventhal & Co., LLP.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes;

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

      Provided however that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

      (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, therewith duly authorized, in Hauppauge, New York on February 23, 1998.

                                ATEC GROUP INC.

                                By: /s/ Surinder Rametra
                                    --------------------------------------------
                                        Surinder Rametra, Chairman and CEO

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS,that each person whose signature appears below, hereby constitutes and appoints Surinder Rametra, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with ATEC Group, Inc. and on the dates indicated.

                                   SIGNATURES

Signature                     Title                                       Date

/s/ Surinder Rametra          Chairman of the Board            February 23, 1998
-------------------------     of Directors and CEO
    Surinder Rametra          (Principal Executive Officer)

/s/ Ashok Rametra             Chief Financial Officer          February 23, 1998
-------------------------     (Principal Financial
    Ashok Rametra             and Accounting Officer)

/s/ Balwinder Singh           President and Director           February 23, 1998
-------------------------
    Balwinder Singh

/s/ George Eagan              Director                         February 23, 1998
-------------------------
    George Eagan

                              Director                         February __, 1998
_________________________
  David Reback

                               INDEX TO EXHIBITS

4.1   1997 Employee Stock Option Plan

5.1   Opinion of Silverman, Collura, Chernis & Balzano, P.C.

23.1  Consent of  Silverman,  Collura,  Chernis &  Balzano,  P.C.  (included  in
      Exhibit 5.1)

23.2  Consent of Weinick Sanders Leventhal & Co., LLP